[GRAPHIC OMITTED]


KIRBY  CORPORATION                                        Contact: Steve Holcomb
                                                                   713-435-1135

FOR IMMEDIATE RELEASE
---------------------


                           KIRBY CORPORATION ANNOUNCES
                   SOLID 2003 FOURTH QUARTER AND YEAR RESULTS


- 2003 FOURTH QUARTER EARNINGS PER SHARE WERE $.45 VERSUS A $.09 LOSS FOR THE 2002 FOURTH QUARTER (2002 FOURTH QUARTER INCLUDED A $.52 PER SHARE NON-CASH IMPAIRMENT CHARGE)

- 2003 YEAR EARNINGS PER SHARE WERE $1.67 VERSUS $1.13 EARNED IN THE 2002 YEAR (2002 YEAR INCLUDED A $.51 PER SHARE NON-CASH IMPAIRMENT CHARGE)

- 2004 FIRST QUARTER EARNINGS PER SHARE GUIDANCE IS $.30 TO $.36 VERSUS $.28 EARNED FOR THE 2003 FIRST QUARTER

- 2004 YEAR EARNINGS PER SHARE GUIDANCE IS $1.85 TO $1.95 VERSUS $1.67 EARNED FOR THE 2003 YEAR

HOUSTON, TEXAS (JANUARY 29, 2004) - Kirby Corporation ("Kirby") (NYSE:KEX) announced today that for the fourth quarter ended December 31, 2003, net earnings were $11,050,000, or $.45 per share, compared with a 2002 fourth quarter net loss of $2,075,000, or $.09 per share, including an after-tax non-cash impairment charge of $12,498,000, or $.52 per share. For the 2003 year, net earnings were $40,918,000, or $1.67 per share, compared with 2002 net earnings of $1.13 per share, including the after-tax non-cash impairment charge of $12,498,000, or $.51 per share. The 2003 fourth quarter and year results were in line with Kirby's published earnings guidance of $.44 to $.48 per share for the fourth quarter and $1.66 to $1.70 per share for the year.

Revenue for the marine transportation segment increased 11% for the 2003 fourth quarter and 18% for the 2003 year when compared with the corresponding periods of 2002. The substantial increase for both 2003 periods reflected the October 2002 transaction with Coastal Towing, Inc. ("Coastal") and the January 2003 purchase of the inland tank barge fleet of SeaRiver Maritime, Inc. ("SeaRiver"). The Coastal transaction consisted of Kirby purchasing 10 double hull inland black oil tank barges and 13 inland towboats, and assuming the management of Coastal's remaining 54 active black oil tank barges. The purchase of the SeaRiver fleet, the U.S. marine transportation affiliate of Exxon Mobil Corporation, included 48 double hull inland tank barges and seven towboats, and the assumption of the leases on 16 double hull tank barges. Operating income for the marine transportation segment increased 3% for the quarter and 4% for the year when compared with the 2002 corresponding periods. Since the spring of 2000, the U.S. petrochemical business has been under pressure and, as a result, the marine transportation segment has had only limited success in passing through inflationary increases in its expenses in its contract rate renewals, thereby lowering operating margins.

During the 2003 fourth quarter, the marine transportation segment's petrochemical market reflected a modest improvement in volumes. Gasoline blending components volumes, part of Kirby's petrochemical market, remained strong. Refined products volumes were as expected, fueled by scheduled Midwest refinery outages for maintenance, as well as low Midwest inventory levels. Black oil product volumes were lower than anticipated. Liquid fertilizer volumes improved significantly, driven by an improved farm belt economy. Imported liquid fertilizer products replaced curtailed U.S. domestic production to meet the demand to replenish low Midwest inventory levels.

During the first nine months of 2003, contract rates remained relatively flat. During the fourth quarter of 2003, contract pricing improved marginally for some contracts which were renewed. Spot market rates fluctuated over and under contract rates during the 2003 year, depending on market demand, fuel prices, weather conditions and other factors.

The diesel engine services segment reported 5% lower revenue and 9% lower operating income for the 2003 fourth quarter compared with the corresponding 2002 quarter. During the 2003 fourth quarter, the Midwest dry-cargo barge market, under pressure since 2002, reflected signs of improvement; however, not enough to offset the weak Gulf Coast offshore oil service market and East Coast marine market.

Equity in earnings of marine affiliates, consisting primarily of a 35% owned offshore partnership operating four offshore dry-cargo barge and tug units, was $723,000 for the 2003 fourth quarter and $2,932,000 for the year, significantly higher than the corresponding 2002 periods. The improved results for both 2003 periods reflect close to full utilization of the partnership's fleet compared with 2002 results which were negatively impacted by vessels in the shipyard for planned maintenance.

During the 2002 fourth quarter, the Company recorded an after-tax non-cash impairment charge of $12.5 million, or $.52 per share. The impairment charge primarily resulted from reduced estimated useful lives on 114 single hull tank barges due to our assessment of the impact of new U.S. Coast Guard regulations that require the installation of tank level monitoring devices on all single hull tank barges by October 2007, and the adjustment of book value to the fair value of 21 inactive or out-of-service double hull tank barges and five inactive towboats that Kirby has committed to sell.

Joe Pyne, President and Chief Executive Officer of Kirby, commented, "The 2003 year was a challenging year for Kirby. Although we saw some improvement in several of our core markets, we did not have any meaningful ability to pass through to our customers the cost increases we have incurred over the last three years. As a result, our operating margins for 2003 were below 2002 operating margins. Our weakest market during the fourth quarter was our black oil market. Weaker than expected black oil movements to power plants and other industrial users were the principal cause of the weakness. Petrochemical volumes continued to improve, but not to the extent that the third quarter GDP growth rate might suggest. The consensus from our petrochemical customers continues to be that volumes will improve throughout 2004."

Mr. Pyne further commented, "The 2003 year was another year of strong generation of cash. At the end of February 2003, after we acquired the SeaRiver fleet for $35.6 million, our debt totaled $297.1 million. Capital expenditures for 2003 were $71.4 million compared with $47.7 million in 2002. We also made a $5.6 million contribution in November 2003 to our defined benefit pension plan. Our contribution policy for the pension plan is to fully fund Kirby's accumulated benefit obligation. At December 31, 2003, our debt decreased to $255.3 million, a reduction of 14% from our high at February 28, 2003. Our debt-to-capitalization ratio as of December 31, 2003 was 40.7%, down from 45.1% as of December 31, 2002. Our EBITDA for 2003 increased to $134.0 million. The increase was primarily the result of the additional cash generated from the operations of the SeaRiver and Coastal fleets. In addition, significant emphasis was placed during 2003 on the collection of our accounts receivables and the management of our diesel engine services inventories."

Commenting on the 2004 guidance, Mr. Pyne said, "Historically, the first quarter is our lowest earnings quarter due to weather conditions. For the 2004 first quarter, our earnings per share guidance is $.30 to $.36 compared with $.28 for the 2003 first quarter. This is a larger range than we normally give; however, the first quarter's earnings are usually volatile due to weather issues and the seasonality of the refined products and liquid fertilizer markets. For the 2004 year, we anticipate net earnings in the $1.85 to $1.95 per share range. This guidance compares with 2003 net earnings of $1.67 per share. Our 2004 year guidance assumes the U.S. economy will gradually strengthen as the year progresses, leading to improved petrochemical volumes for Kirby. Capital spending for 2004 is anticipated to be in the $85 to $90 million range and will include approximately $41 million for the completion of 16 new 30,000 barrel petrochemical tank barges and 10 new 30,000 barrel black oil tank barges."

This earnings press release includes marine transportation performance measures for both the 2003 and 2002 periods. The performance measures include ton miles, revenues per ton mile, towboats operated and delay days. Comparable performance measures for the 2003 and 2002 years and quarters are available at Kirby's web site under the caption Performance Measurements in the Investor Relations section. Kirby's homepage can be accessed by visiting www.kirbycorp.com.
                                                      -----------------

A conference call is scheduled at 10:00 a.m. central time today, January 29, 2004, to discuss the 2003 fourth quarter and outlook for the 2004 year. The conference call number is 888-396-9923 for domestic callers and 773-756-4706 for international callers. The passcode is Kirby and the leader's name is Steve Holcomb. An audio playback will be available starting at approximately 12:00 noon central time on January 29 through 5:00 p.m. on Friday, February 27, 2004, by dialing 800-945-6737 for domestic callers and 402-220-3456 for international callers. The conference call can also be accessed by visiting Kirby's homepage at http://www.kirbycorp.com/ or at http://www.vcall.com/. A replay will be
    -------------------------          ---------------------
available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2003 and 2002 fourth quarters and years with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, refined petroleum products, black oil and agricultural chemicals throughout the United States inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed diesel engines used in marine, power generation and industrial, and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and the timing, magnitude and number of acquisitions made by Kirby. A list of additional risk factors can be found in Kirby's annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION
---------------------------
Date:     Thursday, January 29, 2004
Time:     10:00 a.m. central time
U.S.:     888-396-9923
Int'l:    773-756-4706
Leader:   Steve  Holcomb
Passcode: Kirby

                                - Tables follow -

A summary of the results for the fourth quarter and year follows:


                          CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                          ---------------------------------------------

                                                         Fourth Quarter             Year
                                                     ---------------------  ---------------------
                                                        2003       2002        2003       2002
                                                     ----------  ---------  ----------  ---------
                                                  (unaudited, $in thousands except per share amounts)
Revenues:
  Marine transportation . . . . . . . . . . . . . .  $ 133,794   $120,601   $ 530,411   $450,280
  Diesel engine services. . . . . . . . . . . . . .     18,234     19,280      83,063     85,123
                                                     ----------  ---------  ----------  ---------
                                                       152,028    139,881     613,474    535,403
                                                     ----------  ---------  ----------  ---------
Costs and expenses:
  Costs of sales and operating expenses . . . . . .     94,239     86,278     395,043    334,146
  Selling, general and administrative . . . . . . .     18,768     17,419      73,149     66,855
  Taxes, other than on income . . . . . . . . . . .      3,220      3,951      13,141     11,136
  Depreciation and other amortization . . . . . . .     14,833     11,662      53,328     45,507
  Impairment of long-lived assets . . . . . . . . .          -     17,712           -     17,712
  Loss (gain) on disposition of assets. . . . . . .         37        (31)         99       (624)
                                                     ----------  ---------  ----------  ---------
                                                       131,097    136,991     534,760    474,732
                                                     ----------  ---------  ----------  ---------
    Operating income. . . . . . . . . . . . . . . .     20,931      2,890      78,714     60,671
  Equity in earnings (loss) of marine affiliates. .        723       (172)      2,932        700
  Impairment of equity investment . . . . . . . . .          -     (1,221)          -     (1,221)
  Other expense . . . . . . . . . . . . . . . . . .       (285)      (329)     (1,021)    (1,117)
  Interest expense. . . . . . . . . . . . . . . . .     (3,546)    (3,289)    (14,628)   (13,540)
                                                     ----------  ---------  ----------  ---------

    Earnings (loss) before taxes on income. . . . .     17,823     (2,121)     65,997     45,493
  Provision for taxes on income . . . . . . . . . .     (6,773)        46     (25,079)   (18,047)
                                                     ----------  ---------  ----------  ---------

    Net earnings (loss) . . . . . . . . . . . . . .  $  11,050   $ (2,075)  $  40,918   $ 27,446
                                                     ==========  =========  ==========  =========
Net earnings (loss) per share of common stock:
  Basic . . . . . . . . . . . . . . . . . . . . . .  $     .46   $   (.09)  $    1.69   $   1.14
  Diluted . . . . . . . . . . . . . . . . . . . . .  $     .45   $   (.09)  $    1.67   $   1.13
Common stock outstanding (in thousands):
  Basic . . . . . . . . . . . . . . . . . . . . . .     24,273     24,004      24,153     24,061
  Diluted . . . . . . . . . . . . . . . . . . . . .     24,734     24,264      24,506     24,394

                         CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                         --------------------------------------------

                                                        Fourth Quarter            Year
                                                     -------------------  --------------------
                                                       2003      2002       2003       2002
                                                     --------  ---------  ---------  ---------
                                                (unaudited, $in thousands except per share amounts)
EBITDA:(1)
  Net earnings (loss) . . . . . . . . . . . . . . .  $ 11,050  $ (2,075)  $  40,918  $  27,446
  Interest expense. . . . . . . . . . . . . . . . .     3,546     3,289      14,628     13,540
  Provision for taxes on income . . . . . . . . . .     6,773       (46)     25,079     18,047
  Depreciation and other amortization . . . . . . .    14,833    11,662      53,328     45,507
                                                     --------  ---------  ---------  ---------
                                                     $ 36,202  $ 12,830   $ 133,953  $ 104,540
                                                     ========  =========  =========  =========
EBITDA per share - diluted (1). . . . . . . . . . .  $   1.46  $    .53   $    5.47  $    4.29
Capital expenditures. . . . . . . . . . . . . . . .  $ 19,255  $  8,511   $  71,442  $  47,709
Acquisition of businesses and marine equipment. . .  $      -  $ 40,053   $  37,816  $  44,653

                                                December 31,
                                            --------------------
                                              2003       2002
                                            ---------  ---------
                                         (unaudited, $in thousands)

Long-term debt, including current portion.  $ 255,265  $ 266,001
Stockholders' equity . . . . . . . . . . .  $ 372,453  $ 323,311
Debt to capitalization ratio . . . . . . .     40.7 %     45.1 %

                      MARINE TRANSPORTATION STATEMENTS OF EARNINGS
                      --------------------------------------------

                                              Fourth Quarter               Year
                                          ----------------------  ----------------------
                                             2003        2002        2003        2002
                                          ----------  ----------  ----------  ----------
                                                    (unaudited, $in thousands)

Marine transportation revenues . . . . .  $ 133,794   $ 120,601   $ 530,411   $ 450,280
                                          ----------  ----------  ----------  ----------

Costs and expenses:
  Costs of sales and operating expenses.     80,887      71,659     332,600     269,838
  Selling, general and administrative. .     14,435      14,036      57,271      52,967
  Taxes, other than on income. . . . . .      3,374       3,728      12,824      10,548
  Depreciation and other amortization. .     14,138      10,885      50,442      42,332
                                          ----------  ----------  ----------  ----------
                                            112,834     100,308     453,137     375,685
                                          ----------  ----------  ----------  ----------

    Operating income . . . . . . . . . .  $  20,960   $  20,293   $  77,274   $  74,595
                                          ==========  ==========  ==========  ==========

    Operating margins. . . . . . . . . .       15.7%       16.8%       14.6%       16.6%
                                          ==========  ==========  ==========  ==========

                   DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS
                   ---------------------------------------------

                                            Fourth Quarter             Year
                                         --------------------  --------------------
                                           2003       2002       2003       2002
                                         ---------  ---------  ---------  ---------
                                                (unaudited, $in thousands)

Diesel engine services revenues . . . .  $ 18,234   $ 19,280   $ 83,063   $ 85,123
                                         ---------  ---------  ---------  ---------

Costs and expenses:
 Costs of sales and operating expenses.    13,315     14,430     62,266     63,928
 Selling, general and administrative. .     2,923      2,687     11,530     11,111
 Taxes, other than income . . . . . . .        91         89        332        303
 Depreciation and other amortization. .       257        255      1,045        940
                                         ---------  ---------  ---------  ---------
                                           16,586     17,461     75,173     76,282
                                         ---------  ---------  ---------  ---------

   Operating income . . . . . . . . . .  $  1,648   $  1,819   $  7,890   $  8,841
                                         =========  =========  =========  =========

   Operating margins. . . . . . . . . .       9.0%       9.4%       9.5%      10.4%
                                         =========  =========  =========  =========

                            OTHER COSTS AND EXPENSES
                            ------------------------

                                         Fourth Quarter          Year
                                       ------------------  ------------------
                                        2003      2002      2003      2002
                                       -------  ---------  -------  ---------
                                             (unaudited, $in thousands)

General corporate expenses. . . . . .  $ 1,640  $  1,541   $ 6,351  $  5,677
                                       =======  =========  =======  =========
Impairment of long-lived assets . . .  $     -  $ 17,712   $     -  $ 17,712
                                       =======  =========  =======  =========
Loss (gain) on disposition of assets.  $    37  $    (31)  $    99  $   (624)
                                       =======  =========  =======  =========

                 MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS
                 ----------------------------------------------

                                           Fourth Quarter        Year
                                           --------------  ----------------
                                            2003    2002    2003     2002
                                           ------  ------  -------  -------

Ton Miles (in millions)  (2). . . . . . .   4,115   3,725   15,582   13,377
Revenue/Ton Mile (cents/tm) (3) . . . . .     3.3     3.2      3.4      3.4
Towboats operated (average)  (4). . . . .     224     205      225      201
Delay Days  (5) . . . . . . . . . . . . .   1,610   1,588    6,462    5,974
Average cost per gallon of fuel consumed.  $  .89  $  .82  $   .89  $   .72
Tank barges:
  Active . . . . . . . . . . . . . . . . . . . . . . . . . . . 885      848
  Inactive . . . . . . . . . . . . . . . . . . . . . . . . . .  60       88
Barrel Capacities (in millions):
  Active . . . . . . . . . . . . . . . . . . . . . . . . . . .16.2     15.5
  Inactive . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1      1.6


_______________________________

(1) Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby's incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby's credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby's GAAP financial information. EBITDA for the 2002 fourth quarter and year includes an $18,933,000 non-cash impairment charge.
(2) Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3) Marine transportation revenues divided by ton miles. Example: Fourth quarter 2003 revenues of $133,794,000 divided by 4,115,000,000 ton miles =
     3.3  cents.
(4) Towboats operated are the average number of owned and chartered towboats operated during the period.
(5) Delay days measures the lost time incurred by a tow (towboat and tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.